EXHIBIT 99.1

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

SANDS CHINA LTD.
金沙中國有限公司*
(incorporated in the Cayman Islands with limited liability)
(Stock Code: 1928)

APPOINTMENT OF AUDITOR

Further to the announcement issued by Sands China Ltd. (the “Company”) dated April 29, 2013, the Company is pleased to announce that the Company has completed the selection of a replacement auditor. In this connection, the Company’s Audit Committee has recommended, and the board of directors of the Company (the “Board”) has resolved, to engage Deloitte Touche Tohmatsu (“Deloitte”), and Deloitte has agreed to accept the engagement, to act as the new auditor of the Company (subject to shareholders’ approval at an extraordinary general meeting (“EGM”)). The appointment is to take immediate effect until the conclusion of the 2014 annual general meeting of the Company, subject to the approval of the shareholders of the Company at an EGM.

The Board will be seeking the approval of shareholders of the Company at an EGM in respect of the appointment of Deloitte as the Company’s new auditor. A circular setting out the details of the EGM will be sent to shareholders of the Company in due course.

By order of the Board
Sands China Ltd.
David Alec Andrew Fleming
Company Secretary

Macao, May 24, 2013

As at the date of this announcement, the directors of the Company are:

Executive Directors:
Edward Matthew Tracy
Toh Hup Hock

Non-Executive Directors:
Sheldon Gary Adelson
Michael Alan Leven (David Alec Andrew Fleming as his alternate)
Jeffrey Howard Schwartz
Irwin Abe Siegel
Lau Wong William

Independent Non-Executive Directors:
Iain Ferguson Bruce
Chiang Yun
David Muir Turnbull
Victor Patrick Hoog Antink

* For identification purposes only